 Exhibit 99.1

Seven Stars Cloud Announces Technology Licensing Agreement for its Red Coin Chain Securitization Platform

•	Non-exclusive licensing agreement will be specifically for real estate securitization usage

New York, NY, October 23, 2017 – Seven Stars Cloud Group, Inc. (NASDAQ: SSC) (“SSC” or the “Company”), today announced a non-exclusive agreement to license the technology platform from its Red Coin Chain JV (https://www.prnewswire.com/news-releases/seven-stars-cloud-announces-new-jv-red-coin-chain-ltd-300505339.html).

Guangxi Dragon Coin Network Technology Co., Ltd, (“the Licensee”), a subsidiary of Courage Investment Group Ltd (1145.HK), will be granted a non-exclusive license from SSC and the Red Coin Chain JV (“Red Coin”), to use Red Coin’s technology platform specifically and exclusively for real estate based securitization.

In exchange and in consideration for, the non-exclusive rights to the technology, SSC will receive 17.9% of the existing total equity of Courage Investment Group Limited, which is the Licensee’s HK listed parent company. 17.9% of Courage Investment Group’s shares are valued at approximately HK$ 151 million, based on a recent closing price trading price of HK$ 1.76. That pegs the shares at a value of approximately $18.5 million as of the date of this announcement.

About Seven Stars Cloud Group, Inc. (http://corporate.sevenstarscloud.com/)

Seven Stars Cloud Group, Inc. (NASDAQ: SSC) is aiming to be a leading Intelligent Industrial Internet (3I) platform, creating an artificial intelligent & fintech-powered, supply chain solution for commercial enterprises. There are 2 Engines that drive our business platform: 1. VPaaS + TPaaS - Supply Chain Management for key industry sectors and leaders including but not limited to Big Commodities, Cross-Border Trade, Consumer Electronics & Energy; 2. Digital Finance Solutions - Supply Chain Finance underwritten by our Global Cornerstone Funds and ABS, Tokenization and Exchange Platforms, which include FINRA and SEC-regulated: Index Exchanges, Initial Coin Offering / Tokenization, ETFs and Derivatives. Both Engines and their various arms will run on 'BASE' technology and infrastructure (Blockchain, Artificial Intelligence, Supply Chain & Exchanges) to power a closed trade ecosystem for buyers and sellers designed to eliminate transactional middlemen and create a more direct and margin-expanding path for principals.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:

Jason Finkelstein

VP, Investor Relations

Seven Stars Cloud Group, Inc.

212-206-1216